Exhibit 2.5

GENERAL PARTNERSHIP INTEREST

PURCHASE AGREEMENT

BY AND BETWEEN

TCPL TUSCARORA LTD.

AND

TC PIPELINES TUSCARORA LLC

December 20, 2007

INDEX OF DEFINED TERMS

Page

Affiliate	1
Agreement	1
Balance Sheet	1
Balance Sheet Date	2
Base Claim	28
Basket	28
Business	2
Business Day	2
Buyer	1
Buyer Claim	28
Buyer Disclosure Schedule	2
Buyer Indemnified Parties	28
Buyer Required Regulatory Approvals	19
Ceiling	28
CERCLA	2
Claim Notice	29
Closing	9
Closing Consideration	9
Closing Date	10
Code	3
Contract	3
Current Assets	3
Current Liabilities	3
Encumbrances	3
Environmental Laws	3
Environmental Permits	14
FERC	3
Financial Statements	4
GAAP	4
Governmental Authority	4
Hazardous Substances	4
Indemnified Party	29
Indemnifying Party	29
Independent Accounting Firm	4
Intellectual Property	4
Interest	1
Losses	28
Material Adverse Effect	5
Material Contract	16
Material Contracts	6
Material Leases	6
New York Courts	6

Notice Period	29
Operating Agreement	6
Partnership	1
Partnership Agreement	6
Permits	16
Permitted Encumbrances	6
Person	7
Prime Rate	7
Purchase Price	7
Real Property	13
Representatives	7
Seller	1
Seller Claim	29
Seller Disclosure Schedule	8
Seller Indemnified Parties	29
Seller Required Regulatory Approvals	11
Seller’s Knowledge	8
Software	8
Subsidiary	8
Survival Period	28
Tax	8
Tax Return	8
Taxing Authority	9
Termination Date	26
Third Party Claim	29
Transfer Taxes	9

2

GENERAL PARTNERSHIP INTEREST PURCHASE AGREEMENT

This GENERAL PARTNERSHIP INTEREST PURCHASE AGREEMENT, dated as of December 20, 2007 (this “Agreement”), is made and entered into by and between TCPL Tuscarora Ltd., a Nevada corporation (“Seller”), and TC Pipelines Tuscarora LLC, a Delaware limited partnership (“Buyer”).

WHEREAS, Seller owns a 1% general partnership interest in Tuscarora Gas Transmission Company, a Nevada general partnership (the “Partnership”);

WHEREAS, Seller desires to sell its 1% general partnership interest in the Partnership (the “Interest”);

WHEREAS, on the terms and subject to the conditions contained in this Agreement, Buyer desires to purchase the Interest from Seller, and Seller desires to sell the Interest to Buyer;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

(1)           “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

(2)           “Agreement” shall have the meaning set forth in the preamble to this Agreement.

(3)           “Balance Sheet” means the audited balance sheet of the Partnership as of December 31, 2006 included in the Financial Statements.

(4)           “Balance Sheet Date” means December 31, 2006.

(5)           “Base Claim” shall have the meaning set forth in Section 9.2(b).

(6)           “Basket” shall have the meaning set forth in Section 9.2(b).

(7)           “Business” means the business of the Partnership as conducted on the date of this Agreement.

(8)           “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of New York and Calgary, Alberta are authorized by law or other governmental action to close.

(9)           “Buyer” shall have the meaning set forth in the preamble to this Agreement.

(10)         “Buyer Claim” shall have the meaning set forth in Section 9.2(b).

(11)         “Buyer Disclosure Schedule” means the disclosure schedule of Buyer referred to in, and delivered pursuant to, this Agreement.

(12)         “Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

(13)         “Buyer Required Regulatory Approvals” shall have the meaning set forth in Section 5.3(b).

(14)         “Ceiling” shall have the meaning set forth in Section 9.2(b).

(15)         “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq., as amended.

(16)         “Claim Notice” shall have the meaning set forth in Section 9.4(a).

(17)         “Closing” shall have the meaning set forth in Section 3.1.

(18)         “Closing Consideration” shall have the meaning set forth in Section 2.2.

(19)         “Closing Date” shall have the meaning set forth in Section 3.1.

(20)         “Code” means the Internal Revenue Code of 1986, as amended.

(21)         “Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

(22)         “Current Assets” with respect to the Partnership, means, as of the applicable date, without duplication, the sum of the following items, each as set forth on the relevant balance sheet of the Partnership, (i) accounts receivable, (ii) other current assets and (iii) prepaid expenses (excluding, for the avoidance of doubt, cash and cash equivalents (including money market funds) and customer deposits), in each case, in accordance with GAAP and as such terms are used in, and calculated on a basis consistent with the Interim Balance Sheet.

(23)         “Current Liabilities” with respect to the Partnership, means, as of the applicable date, without duplication, the sum of the following items, each as set forth on the relevant balance sheet of the Partnership, (i) accounts payable, (ii) payable to partners, (iii) accrued taxes other than income taxes, (iv) accrued interest and (v) current portion of long-term debt (excluding, for the avoidance of doubt, customer deposits (which are referred to as “other accrued liabilities” in the Interim Balance Sheet)), in each case, in accordance with GAAP and as such terms are used in, and calculated on a basis consistent with the Interim Balance Sheet.

(24)         “Encumbrances” means any mortgages, deeds of trust, pledges, liens, security interests, conservation easements, deed restrictions, charges and other encumbrances, other than any Permitted Encumbrances.

(25)         “Environmental Laws” means all federal, state and local laws, including the common law, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to Hazardous Substances (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances, laws relating to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and laws relating to the management and use of natural resources.

(26)         “Environmental Permits” shall have the meaning set forth in Section 4.13(a).

(27)         “FERC” means the Federal Energy Regulatory Commission or any successor thereto.

(28)         “Financial Statements” means (i) the Balance Sheet and the audited statement of income, partners’ capital and cash flows of the Partnership for the fiscal year ended December 31, 2006 and (ii) the Interim Balance Sheet and the unaudited statement of income, partners’ capital and cash flows of the Partnership for the nine (9) months ended September 30, 2007, including the notes thereto.

(29)         “GAAP” means generally accepted accounting principles as used in the United States in effect from time to time.

(30)         “Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

(31)         “Hazardous Substances” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect under Environmental Laws or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by or which could give rise to liability under any applicable Environmental Law.

(32)         “Indemnified Party” shall have the meaning set forth in Section 9.4(a).

(33)         “Indemnifying Party” shall have the meaning set forth in Section 9.4(a).

(34)         “Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent chartered accountants that has not provided services to either Seller or Buyer or any of their Affiliates in the preceding three (3) years, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case, upon which Buyer and Seller shall have mutually agreed.

(35)         “Intellectual Property” means all:  (i) patents and patent applications, registrations and disclosures and all related continuations, divisionals, continuations-in-part, reissues, reexaminations, utility models, certificates of invention and design patents, (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor, (iii) copyrights and registrations and applications therefor, copyrightable works of authorship and moral rights, (iv) confidential and proprietary information, including trade secrets, discoveries, concepts, ideas, research and development, financial, marketing and business data, pricing and cost information, business and marketing plans, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, databases, and customer and supplier lists and information, in each case to the extent confidential and proprietary, excluding any rights in respect of any of the items described in this clause (iv) that comprise or are protected by patents or otherwise by clauses (i)-(iii) and (v) of this definition, and (v) Software.

(36)         “Interest” shall have the meaning set forth in the recitals to this Agreement.

(37)         “Losses” shall have the meaning set forth in Section 9.2(a).

(38)         “Material Adverse Effect” means a material adverse effect on the business, results of operations, ownership, operation, or financial condition of the Partnership or the Business taken as a whole, or that materially impedes the ability of Seller to consummate the transactions contemplated by this Agreement, except for any such effect or impediment (to the extent, in the case of clauses (i), (ii) or (iii), such effect or impediment does not have a disproportionate impact on the Partnership or the Business relative to other entities operating similar businesses) arising out of or relating to (i) any change or effect resulting from the general state of the industries in which the Partnership operates (including (A) changes in pricing levels, (B) changes in the international, national, regional or local wholesale or retail markets for natural gas, (C) changes in the North American, national, regional or local interstate natural gas pipeline systems, or (D) changes in applicable laws, rules, regulations or decisions of the FERC or judgments, orders or decrees of courts affecting the interstate natural gas transmission industry, or rate orders, motions, complaints or other actions affecting the Partnership), (ii) any change or effect resulting from changes in the international, national, regional or local markets for any supplies used by the Business, (iii) any change or effect resulting from changes in general economic, political or business conditions (including changes in interest rates or debt, equity, financial, banking or currency markets), (iv) any change or effect resulting from any change in GAAP, (v) any change or effect resulting from the negotiation, execution, announcement, pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, joint owners or venturers, or employees, other than Sierra Pacific Resources and its Affiliates, (vi) any change or effect resulting from any action taken by Seller, the Partnership, Buyer or any of their respective Representatives or Affiliates or other action required, contemplated or permitted by this Agreement or consented to by Buyer, (vii) any change or effect resulting from acts of war, armed hostilities or terrorism, (viii) any change or effect resulting from changes in weather or climate, (ix) any materially adverse change in or effect on the Business which is cured (including by the payment of money) before the Termination Date, or (x) any circumstance, matter or condition described in the Seller Disclosure Schedule.

(39)         “Material Contracts” shall have the meaning set forth in Section 4.15 of this Agreement

(40)         “Material Leases” shall mean, as of the date of this Agreement, all leases under which the Partnership is a lessee, lessor or under which the Partnership otherwise has any interest (i) with annual payments greater than $250,000 or (ii) which are otherwise material to the Business.

(41)         “New York Courts” shall have the meaning set forth in Section 10.5(e).

(42)         “Notice Period” shall have the meaning set forth in Section 9.4(a).

(43)         “Operating Agreement” means the Operating Agreement, dated as of the 19th day of December, 2006 by and between the Partnership and TransCanada Northern Border Inc., (formerly TransCan Northwest Border Ltd.), as amended by the First Amendment to Operating Agreement dated June 21, 2007.

(44)         “Partnership” shall have the meaning set forth in the recitals to this Agreement.

(45)         “Partnership Agreement” means the Tuscarora Gas Transmission Company General Partnership Agreement, dated as of June 11, 1993, by and between Seller and Buyer, as amended by that First Amendment to General Partnership Agreement, dated as of September 1, 2000, as amended by that Second Amendment to General Partnership Agreement, dated as of December 17, 2003, as amended by that Third Amendment to General Partnership Agreement, dated as of November 22, 2006, as amended by that Fourth Amendment to General Partnership Agreement, dated as of December 21, 2006 and as may be further amended from time to time.

(46)         “Permits” shall have the meaning set forth in Section 4.17.

(47)         “Permitted Encumbrances” means (i) all exceptions, restrictions, easements, covenants, charges, permits, servitudes, rights of way and Encumbrances of record or that are set forth in an applicable FERC project license or title insurance policy, provided that Seller has provided or made available a copy of such license or insurance policy to Buyer, (ii) all matters of record and any state of facts that a current survey or inspection of the Real Property would disclose and which do not materially and adversely affect the ability of the Partnership to conduct the Business as presently conducted, (iii) mortgages, liens, pledges, charges, Encumbrances and restrictions incurred in connection with the Partnership’s purchase of properties and assets after the Balance Sheet Date securing all or a portion of the purchase price therefor, (iv) statutory Encumbrances for Taxes, assessments or other governmental charges not yet due and payable or that may be subsequently paid without penalty or interest or that are being contested in good faith in (if then appropriate) appropriate proceedings, (v) mechanics’, carriers’, workers’, repairman’s, materialman’s, warehousemen’s, employees’, landlord’s, construction and other similar Encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations that are not yet due and payable or that are being contested in good faith in (if then appropriate) appropriate proceedings, (vi) requirements and restrictions under zoning, planning, building, entitlement, conservation, land use and environmental laws and regulations (including municipal bylaws and permits, consents and authorizations under such laws and regulations), and development, site plan, subdivision or other agreements with municipalities which do not materially and adversely affect the ability of the Partnership to conduct the Business as presently conducted, (vii) Encumbrances contemplated by or set forth in the Partnership Agreement or the Operating Agreement, (viii) the rights of lessors, lessees, licensors and licensees under leases or licenses of the Real Property, and (ix) such other liens, defects, irregularities, imperfections in or failure of title, charges, easements, restrictions and other Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect.

(48)         “Person” means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

(49)         “Prime Rate” means the U.S. prime rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal on the Closing Date.

(50)         “Purchase Price” shall have the meaning set forth in Section 2.2.

(51)         “Real Property” has the meaning set forth in Section 4.9.

(52)         “Representatives” means with respect to a particular Person, any agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(53)         “Seller” shall have the meaning set forth in the preamble to this Agreement.

(54)         “Seller Claim” shall have the meaning set forth in Section 9.3(b).

(55)         “Seller Disclosure Schedule” means the disclosure schedule of Seller referred to in, and delivered pursuant to, this Agreement.

(56)         “Seller Indemnified Parties” shall have the meaning set forth in Section 9.3(a).

(57)         “Seller’s Knowledge” means the actual knowledge of Jeffrey R. Rush, Vice-President and General Manager and Jay G. Story, General Manager, after reasonable inquiry of each of their respective direct reports.

(58)         “Seller Required Regulatory Approvals” shall have the meaning set forth in Section 4.3(b).

(59)         “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

(60)         “Subsidiary” of any Person (the “Subject Person”) means any Person, whether incorporated or unincorporated, of which (i) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the Subject Person or by one or more of its respective Subsidiaries.

(61)         “Survival Period” shall have the meaning set forth in Section 9.1(c).

(62)         “Tax” means any tax, charge, fee, levy, penalty or other assessment imposed by any U.S. federal, state, local or foreign Taxing Authority, including any excise, property, income, sales, transfer, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto.

(63)         “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.

(64)         “Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

(65)         “Termination Date” shall have the meaning set forth in Section 8.1(b).

(66)         “Third Party Claim” shall have the meaning set forth in Section 9.4(a).

(67)         “Transfer Taxes” means any and all transfer Taxes, including sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

ARTICLE II

PURCHASE AND SALE OF GENERAL PARTNERSHIP INTEREST

2.1           Purchase and Sale.  Upon the terms and subject to the satisfaction (or waiver, if permitted) of the conditions contained in this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, assign, convey, transfer and deliver to Buyer, the Interest.

2.2           Purchase Price.  Pursuant to Article III, at the Closing, Buyer shall pay, in consideration for the purchase of the Interest pursuant to Section 2.1, in cash the sum of (i) (A) the purchase price paid by TC Tuscarora Intermediate Limited Partnership to Tuscarora Gas Pipeline Co. (“TGP”), December 19, 2006 for TGP’s 49% interest in the Partnership, divided by (B) 0.98, multiplied by (C) 0.02, plus (ii) the aggregate amount of any capital contributions in respect of the Interest paid by Seller from and after the December 19, 2006 and prior to the Closing, minus (iii) the aggregate amount of any distributions paid by the Partnership to Seller in respect of the Interest from and after December 19, 2006 and prior to the Closing, (the “Closing Consideration”).

ARTICLE III

THE CLOSING

3.1           Time and Place of Closing.  Upon the terms and subject to the satisfaction (or waiver, if permitted) of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of TransCanada Corporation, 450 – 1st Street SW Calgary, Alberta, at 10:00 a.m., local time, no later than the third Business Day following the date on which all of the conditions to each party’s obligations hereunder have been satisfied or waived (other than those conditions that by their nature have to be satisfied at the Closing (but subject to the satisfaction or waiver (if permitted) of those conditions)), or at such other place or time as the parties may agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

3.2           Deliveries by Seller .  At the Closing, Seller shall deliver to Buyer the following:

(a)           An assignment and assumption agreement duly executed by Seller in respect of the Interest;

(b)           The certificate referred to in Section 7.2(c);

(c)           An affidavit of non-foreign status from Seller that complies with Section 1445 of the Code; and

(d)           Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

3.3           Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller the following:

(a)           An assignment and assumption agreement duly executed by Buyer in respect of the Interest;

(b)           The Closing Consideration by wire transfer of immediately available funds or by such other means as may be mutually agreed to by Seller and Buyer;

(c)           The certificate referred to in Section 7.3(c); and

(d)           Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer, as of the date of this Agreement, as follows:

4.1           Organization; Qualification.  The Partnership is a general partnership duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite general partnership power and authority to own, lease, and operate its properties and to carry on the Business as it is now being conducted.  The Partnership is duly qualified or licensed to do business as a foreign general partnership and is in good standing in each jurisdiction set forth in Section 4.1 of the Seller Disclosure Schedule, which are the only jurisdictions in which the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  A complete and correct copy of the Partnership Agreement as currently in effect has been made available to Buyer.

4.2           Authority Relative to this Agreement.  Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement  has been duly executed and delivered by Seller and, assuming that this Agreement  constitutes legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Seller, and is enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

4.3           Consents and Approvals; No Violation.

(a)           Except as set forth in Section 4.3(a) of the Seller Disclosure Schedule, and other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, the execution, delivery and performance of this Agreement  by Seller and the consummation by Seller of the transactions contemplated hereby  will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Seller, (ii) result in a violation or default (with or without notice or lapse of time, or both) or give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under any of the terms, conditions or provisions of any Permit, Contract or other instrument or obligation to which Seller or the Partnership is a party or by which their respective assets may be bound or (iii) violate or breach any law, order, injunction, decree, statute, rule or regulation applicable to Seller or the Partnership, except, in the case of clauses (ii) and (iii) above, for violations, defaults, or rights of termination, cancellation or acceleration, losses of benefits or breaches which would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as set forth in Section 4.3(b) of the Seller Disclosure Schedule (the filings and approvals referred to in Section 4.3(b) of the Seller Disclosure Schedule are collectively referred to as the “Seller Required Regulatory Approvals”), no material declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority (other than the Permits and Environmental Permits) is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

4.4           Capitalization.  Section 4.4 of the Seller Disclosure Schedule sets forth all of the outstanding and authorized general partnership interests of the Partnership and all such interests are owned by the Persons as described in such Section of the Seller Disclosure Schedule.  The Interest has been duly authorized and validly issued, and is fully paid and nonassessable, and is held of record and beneficially owned by Seller.  Except as set forth in Section 4.4 of the Seller Disclosure Schedule or in the Partnership Agreement, there are no preemptive rights, rights of first refusal or any outstanding subscriptions, options, warrants or similar agreements of any kind to which Seller or the Partnership is party or by which the Partnership is bound obligating it to issue, deliver or sell additional general partnership interests or any securities convertible or exchangeable into general partnership interests, or obligating the Partnership to grant, extend or enter into any such subscription, option, warrant or agreement.  At the Closing, Seller will transfer to Buyer good title to the Interest, free and clear of Encumbrances (other than Encumbrances created by Buyer or arising under applicable securities laws).  The Partnership does not own, directly or indirectly, any capital stock or equity securities of any Person.

4.5           Financial Statements.  Seller has delivered or made available copies to Buyer of the Financial Statements.  The Financial Statements were prepared in accordance with GAAP, consistently applied (except as disclosed in the notes thereto), and fairly present, in all material respects, the financial position and results of operations of the Partnership as of the dates thereof and for the periods covered thereby.

4.6           Undisclosed Liabilities.  Except as set forth in Section 4.6 of the Seller Disclosure Schedule, the Partnership has no material liability relating to the Business of a nature required by GAAP to be reflected in a balance sheet of the Partnership or the notes thereto) except for those liabilities (a) accrued or reserved against in the Interim Balance Sheet or disclosed in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date or (c) incurred in accordance with Section 6.1 after the date of this Agreement.

4.7           Absence of Certain Changes or Events.  Except as set forth in Section 4.7 of the Seller Disclosure Schedule, since the Balance Sheet Date to the date of this Agreement, (a) there has not been any event, change, occurrence or circumstances that has had, or would reasonably be expected to have, a Material Adverse Effect, (b) the Partnership has conducted the Business only in the ordinary course consistent with past practice and (c) the Partnership has not suffered any loss, damage, destruction or other casualty to any of its property, plant, equipment or inventories (whether or not covered by insurance) in excess of $500,000.

4.8           Compliance with Law.  Except for Environmental, Permits and Tax matters, which are the subject of Section 4.13, Section 4.17 and Section 4.18, respectively, and except as set forth in Section 4.8 of the Seller Disclosure Schedule, since January 1, 2006, each of Seller (solely with respect to the Business) and the Partnership has complied with all laws, statutes, ordinances, rules and regulations of any Governmental Authority applicable to its properties, assets and Business, except where such noncompliance would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  Since January 1, 2006, neither Seller (solely with respect to the Business) nor the Partnership has received notice of any material violation of any such law, statute, ordinance, rule or regulation.  To Seller’s Knowledge, neither Seller (solely with respect to the Business) nor the Partnership is under any investigation by any Governmental Authority with respect to the material violation of any such laws, statutes, ordinances, rules and regulations of any Governmental Authority.

4.9           Title to Real Property.  Except as set forth in Section 4.9 of the Seller Disclosure Schedule, the Partnership has valid and indefeasible title to or holds a valid, binding and enforceable leasehold, license or other interest in, or right-of-way or easement through, all real property used by the Partnership in the ordinary course of business consistent with past practice (the “Real Property”), in each case free and clear of all Encumbrances.

4.10         Intellectual Property.  Section 4.10 of the Seller Disclosure Schedule sets forth an accurate and complete list of all material registrations or applications for registration for United States copyrights, patents, or trademarks or servicemarks (including Internet domain names) owned by the Partnership, including the jurisdiction and record owner of each application or registration.  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or as set forth on Section 4.11 of the Seller Disclosure Schedule, to Seller’s Knowledge, (a) the Partnership owns or has valid rights to use all Intellectual Property necessary to operate the Business as currently conducted and (b) there are no pending or threatened written claims that (i) the Partnership is in violation of, infringing upon, diluting or misappropriating any Intellectual Property rights of any third Person or (ii) challenge the validity, enforceability or ownership of any material Intellectual Property owned by the Partnership.  To Seller’s Knowledge, no third Person is infringing, violating, diluting, or misappropriating any of the material Intellectual Property owned by the Partnership.

4.11         Material Leases.  Section 4.11 of the Seller Disclosure Schedule sets forth a list of all Material Leases, including the name of the third party and the date of the lease or sublease and all amendments thereto, as of the date of this Agreement.  Except as set forth in Section 4.11 of the Seller Disclosure Schedule, (a) each Material Lease is valid, binding and enforceable in accordance with its terms, and is in full force and effect, (b) the Partnership has not received any notice of material default of the Partnership under any Material Lease in the 12-month period prior to the date of this Agreement and (c) to Seller’s Knowledge, there are no uncured defaults of the Partnership under any Material Lease that would give the counterparty thereof the right to terminate such Material Lease.

4.12         Insurance.  Section 4.12 of the Seller Disclosure Schedule sets forth a list of all insurance policies and all fidelity bonds held by or applicable to Seller (solely with respect to the Business) and the Partnership setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium.  Except as set forth in Section 4.12 of the Seller Disclosure Schedule, all material policies of fire, liability, workers’ compensation and other forms of insurance purchased or held by and insuring the Partnership or the Business are in full force and effect, all premiums with respect thereto have been paid, and no written notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.

4.13         Environmental Matters.  (a)  Except as set forth in Section 4.13(a) of the Seller Disclosure Schedule, the Partnership holds, and is in substantial compliance with, all material permits, licenses and governmental authorizations (the “Environmental Permits”) required for the Partnership to operate the Business under applicable Environmental Laws, and the Partnership is otherwise in compliance with applicable Environmental Laws with respect to the Business except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as set forth in Section 4.13(b) of the Seller Disclosure Schedule, the Partnership has not received any written request for information, or been notified in writing that it is a potentially responsible party, under CERCLA or any similar state law with respect to the Business.

(c)           Except as set forth in Section 4.13(c) of the Seller Disclosure Schedule, the Partnership has not entered into or agreed to any material consent, decree or order, and is not subject to any judgment, decree, or judicial order relating to compliance with any Environmental Law or the investigation or cleanup of Hazardous Substances under any Environmental Law which is outstanding and imposes material obligations on the Partnership.

(d)           To Seller’s Knowledge, no facts, circumstances or conditions exist that would reasonably be expected to result in liability under any Environmental Law having a Material Adverse Effect.

(e)           Seller has delivered or made available to Buyer copies of all reports, assessments, investigations, or correspondence related to the Partnership in each case that relate to environmental matters and are material to the extent in the possession, custody, or control of Seller.

(f)            Save and except for those representations and warranties in Section 4.3, the representations and warranties made in this Section 4.13 are Seller’s exclusive representations and warranties relating to environmental matters.

4.14         Employee Matters.  There are no employees of the Partnership and no employee or employee-benefit related liabilities of the Partnership.

4.15         Material Contracts.  (a)  Section 4.15(a) of the Seller Disclosure Schedule sets forth a list of all Contracts to which the Seller (solely with respect to the Business) or the Partnership, as applicable, is a party as of the date of this Agreement (excluding, for the avoidance of doubt, any such Contracts that are no longer in effect):

(i)            for joint ventures, strategic alliances, partnerships, material licensing agreements (excluding licenses of generally available or commercial Software), or sharing of profits;

(ii)           containing (i) covenants of the Partnership not to compete with any Person in any line of business or in any geographical area or (ii) covenants of any other Person not to compete with the Partnership in any line of business or in any geographical area;

(iii)          with respect to all price swaps, hedges, futures or similar instruments;

(iv)          with any current or former officer, director, stockholder, member, partner (or immediate family member thereof) of Seller, any Seller Affiliate or the Partnership;

(v)           for the sale of any of the material assets of the Partnership other than in the ordinary course of business consistent with past practice or for the grant to any Person of any preferential rights to purchase any of its material assets;

(vi)          for the acquisition (by merger, purchase of stock or assets or otherwise) by the Partnership of any operating business or the capital stock of any other Person;

(vii)         for the incurrence, assumption or guarantee of any indebtedness for borrowed money of the Partnership or imposing an Encumbrance on any of the assets of the Partnership in connection therewith, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii)        providing for payments by or to the Partnership in excess of $250,000 in any fiscal year or $500,000 in the aggregate during the term thereof; provided that the calculation of the aggregate payments for any such Contract shall not include payments attributable to any renewal periods or extensions for which the Partnership may exercise an option in its sole discretion to approve or disapprove;

(ix)           under which the Partnership has made advances or loans to any other Person;

(x)            providing for severance, retention, change in control or other similar payments; and

(xi)           providing for the guaranty, surety or indemnification, direct or indirect, by the Partnership, which reasonably could be expected to result in liability to the Partnership in excess of $500,000 (each document set forth on Section 4.16-A of the Seller Disclosure Schedule, being a “Material Contract”).

(b)           Except as disclosed in Section 4.15 of the Seller Disclosure Schedule, (a) each Material Contract is valid, binding and enforceable in accordance with its terms, and is in full force and effect, (b) neither Seller nor the Partnership has received or is aware of any notice of its default under any Material Contract in the 12-month period prior to the date of this Agreement, (c) there are no uncured defaults of Seller or the Partnership under any Material Contract that would give the counterparty thereof the right to terminate such Material Contract, (d) no party to any of the Material Contracts has exercised any termination rights with respect thereto and (e) no party has given written notice of any significant dispute with respect to any Material Contract.  Seller has delivered or made available to Buyer correct and complete copies of all of the Material

Contracts, together with all amendments, modifications or supplements thereto.  Neither Seller (solely with respect to the Business) nor the Partnership is a party to any material oral contract, agreement or arrangement.

4.16         Legal Proceedings, etc.  Except as set forth in Section 4.16 of the Seller Disclosure Schedule, there are no material claims, actions, or proceedings pending or, to Seller’s Knowledge, threatened against Seller or the Partnership relating to the Business, or any of their respective officers, directors or employees with respect to their business activities on behalf of the Partnership, by or before any Governmental Authority, including any claims, actions or proceedings relating to this Agreement or the transactions contemplated hereby, which, if adversely determined, would have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Section 4.16 of the Seller Disclosure Schedule, neither Seller (solely with respect to the Business) nor the Partnership is (a) subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority relating to the Business which would have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (b) engaged in any legal action to recover monies due it or for damages sustained by it.

4.17         Permits.  The Partnership has all permits, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws, necessary to operate the Business as presently operated (collectively, “Permits”), except where the failure to have such Permits would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth in Section 4.17(b) of the Seller Disclosure Schedule, (a) neither Seller (solely with respect to the Business) nor the Partnership has received any notification that it is in material violation of any Permits, (b) the Partnership is in compliance with all Permits and (c) all material Permits are in good standing, have not expired, are final and non-appealable and, to Seller’s Knowledge, are not subject to any threat of revocation, amendment or modification, except, in the case of clause (b) and (c), as would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.18         Taxes.  (a)  To Seller’s Knowledge, (i) the Partnership has filed all material Tax Returns required to be filed; (ii) such Tax Returns are true, correct and complete in all material respects; and (iii) the Partnership has fully and timely paid all Taxes shown to be due on such Tax Returns.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Partnership has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records.  To Seller’s Knowledge, no claim has been made in writing by a Taxing Authority in a jurisdiction in which the Partnership does not currently file a Tax Return that the Partnership is or may be subject to taxation by that jurisdiction.  Neither Seller nor, to Seller’s Knowledge, the Partnership has received any written notice of deficiency or assessment from any Taxing Authority with respect to (i) liabilities for material Taxes of the Partnership, which have not been fully and timely paid or finally settled, unless such liabilities are being diligently contested in good faith through appropriate proceedings and provided adequate reserves have been established in accordance with GAAP in the Financial Statements of the Partnership, or (ii) adjustments to taxable income of the Partnership which have not been finally resolved.  To Seller’s Knowledge, no Tax Return of the Partnership is currently being audited or examined by any Taxing Authority, and neither Seller nor, to Seller’s Knowledge, the Partnership has received any written notice that any Taxing Authority intends to conduct an audit or investigation with respect to any such Tax Return.  There are no outstanding (i) agreements or waivers extending the applicable statutory periods of limitation for Taxes of the Partnership, (ii) extensions for the assessment or collection of Taxes of the Partnership, which Taxes have not since been paid, or (iii) powers of attorney that are currently in force with respect to any Tax matter with respect to the Partnership, for any period.  The Partnership has qualified as, and has been treated as, a partnership for U.S. federal income Tax purposes at all times since the date of its formation.

(b)           The Partnership has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable laws.

(c)           Neither Seller nor, to Seller’s Knowledge, the Partnership has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of either of them with, any Taxing Authority, including any IRS closing agreements pursuant to Section 7121 of the Code or any similar provision of law, private letter rulings or comparable rulings of any Taxing Authority.

(d)           Seller is not a foreign person within the meaning of Section 1445 of the Code.

4.19         Brokers’ Fee.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller, as of the date of this Agreement, as follows:

5.1           Organization.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Complete and correct copies of Buyer’s certificate of formation (or other similar governing documents) as currently in effect have heretofore been delivered or made available to Seller.

5.2           Authority Relative to this Agreement.  Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement constitutes a legal, valid and binding agreement of Seller, constitutes a legal, valid and binding agreement of Buyer, and is enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

5.3           Consents and Approvals; No Violation.  (a)  Except as set forth in Section 5.3(a) of the Buyer Disclosure Schedule, and other than obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, the execution, delivery and performance of this Agreement  by Buyer and the consummation by Buyer of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the certificate formation (or similar organizational documents) of Buyer, (ii) result in a violation or default (with or without notice or lapse of time, or both) or give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under any of the terms, conditions or provisions of any Permit, Contract, or other instrument or obligation to which Buyer is a party or by which its assets may be bound or (iii) violate or breach any law, order, injunction, decree, statute, rule or regulation applicable to Buyer, except, in the case of clauses (ii) and (iii) above, for violations, defaults, or rights of termination, cancellation or acceleration, losses of benefits or breaches which would not or would not be reasonably expected to, individually or in the aggregate, materially impair Buyer’s ability to perform its obligations under this Agreement  or consummate the transactions contemplated hereby or thereby.

(b)           Except as set forth in Section  5.3(b) of the Buyer Disclosure Schedule (the filings and approvals referred to in Section 5.3(b) of the Buyer Disclosure Schedule are collectively referred to as the “Buyer Required Regulatory Approvals”), no material declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated hereby.

5.4           Availability of Funds.  On the Closing Date, Buyer will have immediately available funds sufficient to consummate the transactions contemplated by this Agreement.

5.5           Acquisition for Investment; Due Diligence.  Buyer is an informed and sophisticated purchaser experienced in financial and business matters and the evaluation and investment in businesses such as the Business as contemplated hereunder.  Buyer is acquiring the Interest for investment and not with a view toward or for sale in connection with any distribution thereof in violation of applicable securities laws.  Buyer agrees that the Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it, when considered together with the representations and warranties and covenants of Seller set forth herein, to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Buyer has been furnished the materials relating to Buyer’s purchase of the Interest that it has requested, and that Seller has provided Buyer the opportunity to ask questions of the officers and management employees of the Business and to acquire additional information about the Business and financial condition of the Business.

5.6           Brokers’ Fee.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker, finder or similar fee or other commission from Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1           Conduct of Business of the Partnership.  Except as set forth in Section 6.1-A of the Seller Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, Seller shall (i) use its commercially reasonable efforts to cause the Partnership to, and (ii) if applicable, vote all of its general partnership interests in the Partnership in a manner consistent with causing the Partnership to, operate the Business only in the ordinary course of business, consistent with past practice.  Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Section 6.1-B of the Seller Disclosure Schedule, prior to the Closing Date, without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), Seller shall (i) use its commercially reasonable efforts to cause the Partnership, and (ii) if applicable, vote all of its general partnership interests in the Partnership in a manner consistent with causing the Partnership, not to:

(a)           (i) create, incur or assume any material amount of indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, including obligations in respect of capital leases but excluding purchase money mortgages granted in connection with the acquisition of property in the ordinary course of business, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice;

(b)           make any material change in the operations of the Business;

(c)           sell, lease (as lessor), transfer or otherwise dispose of, any of the material assets of the Business, other than in the ordinary course of business consistent with past practice, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the material assets of the Business;

(d)           except as may be contemplated by the capital expenditure budget of the Partnership previously delivered or made available to Buyer, make any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

(e)           enter into or materially amend any Material Contracts or Permits or waive or release any material right thereunder other than in the ordinary course of business consistent with past practice;

(f)            make any change in any material respect to any of the accounting principles, methods, policies or practices used by the Partnership, except for any change required by reason of a concurrent change in GAAP;

(g)           make or change any material Tax elections or Tax accounting methods of the Partnership, except as required by applicable law, prepare or file any Tax Return (or amendment thereof) unless prepared in a manner consistent with past practice or settle or compromise any material Tax claim or liability;

(h)           amend or change its organizational documents;

(i)            (i) transfer, issue, sell, pledge, encumber, dispose or deliver any general partnership interests or any securities convertible or exchangeable into general partnership interests; (ii) grant any rights to purchase or otherwise acquire any general partnership interests or any securities convertible or exchangeable into general partnership interests; or (iii) amend in any material respect any of the terms of any such general partnership interests or any securities convertible or exchangeable into general partnership interests outstanding as of the date hereof;

(j)            (i) repurchase or otherwise acquire any general partnership interest of the Partnership; or (ii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, consolidation, restructuring, recapitalization, or other reorganization of the Partnership;

(k)           acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(l)            settle or compromise any pending or threatened legal proceeding or any claim or claims for, or that would result in Losses by the Partnership following the Closing of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $500,000;

(m)          (i) hire any employees prior to Closing; or (ii) establish, adopt or enter into any collective bargaining agreement or benefits plan, except as required under applicable law; or

(n)           agree or otherwise commit to enter into any Contract, whether written or oral, with respect to any of the transactions set forth in the foregoing paragraphs (a) through (m).

6.2           Access to Information.  (a)  Between the date of this Agreement and the Closing Date, Seller shall (solely with respect to the Business), during ordinary business hours and upon reasonable notice, (i) give Buyer and its Representatives reasonable access to its personnel and all books, records, plants, offices and other facilities and properties constituting and solely related to the Business and the Partnership in Seller’s possession and control which Buyer is permitted access by law as Buyer may reasonably request, (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; (iii) cause its officers and advisors to as promptly as reasonably practicable furnish Buyer with such financial and operating data and other information with respect to the Business in Seller’s possession and control as Buyer may from time to time reasonably request; and (iv) cause its officers and advisors to as promptly as reasonably practicable furnish Buyer a copy of each report, schedule or other document filed or received by them with the FERC with respect to the Business in Seller’s possession and control which Buyer is permitted access by law as Buyer may reasonably request; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business or the businesses of Seller or its Affiliates, (B) neither Seller nor the Partnership shall be required to take any action which would constitute a waiver of the attorney-client privilege and (C) neither Seller nor the Partnership shall be required to supply Buyer with any information which is subject to a reasonable legal obligation not to be supplied; provided, further, that in the case of (B) above, Seller will give reasonable access to such information to Buyer upon the execution by Buyer and Seller of a joint defense agreement, the terms of which shall be mutually agreed upon by such parties.  Notwithstanding anything in this Section 6.2 to the contrary, (i) Seller and the Partnership shall not be obligated to furnish or provide such access to medical records to the extent prohibited by applicable law and (ii) Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on or underneath any of the property used in the operation of the Business.

(b)           All information furnished to or obtained by Buyer and its Representatives pursuant to this Section 6.2 shall be treated as confidential information and shall not be disclosed to any Person without the prior written consent of Seller.

(c)           For a period of seven (7) years after the Closing Date, Seller and its Representatives shall have reasonable access to, including the right to photocopy, scan, fax or otherwise reproduce, all of the books and records of the Business in Buyer’s possession and control to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operation of the Business prior to the Closing Date; provided, however, that any such actions shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 6.2(c).  If Buyer shall desire to dispose of any such books and records prior to the expiration of  such seven-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

6.3           Expenses.  Except to the extent otherwise specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

6.4           Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Interest pursuant to this Agreement.  From time to time after the date hereof, without further consideration, Seller shall, at Seller’s expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer ownership of the Interest.  From time to time after the date hereof, Buyer shall, at Buyer’s own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the sale of the Interest pursuant to this Agreement.  Notwithstanding anything to the contrary in this Section 6.4, no party shall be required to (a) expend funds or assume liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated hereunder, (b) divest any of its assets, including its businesses, divisions or properties or (c) agree to restrictions on its businesses, operations or conduct other than those that have been expressly agreed to in this Agreement.

6.5           Public Statements.  After the execution of this Agreement, the parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, or the transactions contemplated hereby, and neither party shall issue any such public announcement, statement or other disclosure without having first received the consent of the other party (such consent not to be unreasonably withheld or delayed), except as may be required by law.

6.6           Consents and Approvals.  (a)  Seller and Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings, and execute all agreements and documents, and (iii) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other Persons, in the case of each of the foregoing clauses (i), (ii), and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement  (including the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any deed of trust, franchise, Permit, concession, Contract or other instrument to which Seller, the Partnership, or Buyer is a party or by which any of them is bound.  Seller shall have the right to review and approve in advance all characterizations of the information relating to the Business, and each of Seller and Buyer shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, which appear in any filing made in connection with the transactions contemplated hereby.  The parties agree that they shall consult with each other with respect to the transferring to Buyer or the obtaining by Buyer of all such necessary Environmental Permits, Permits, consents, approvals and authorizations of all third parties and Governmental Authorities.  Seller and Buyer shall designate separate counsel with respect to all applications, notices, petitions and filings (joint or otherwise) relating to this Agreement and the transactions contemplated hereby on behalf of Seller, on the one hand, and Buyer, on the other hand, with all Governmental Authorities.

(b)           The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any Governmental Authority or any third party in connection with any federal, state or local governmental consents and approvals legally required for the consummation of the transactions contemplated hereby and shall not propose or enter into any such stipulation or agreement without the other party’s prior written consent, which consent shall not be unreasonably withheld.

(c)           Notwithstanding anything to contrary in this Section 6.4, no party shall be required to (i) expend funds or assume liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated hereunder, (ii) divest any of its assets, including its businesses, divisions or properties or (iii) agree to restrictions on its businesses, operations or conduct other than those that have been expressly agreed to in this Agreement.

6.7           Tax Matters.  (a)  Notwithstanding any other provision of this Agreement, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, and Buyer shall, at its own expense, file, to the extent required by law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Seller shall join in the execution of any such Tax Returns or other documentation.

(b)           Each of Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes of the Partnership or with respect to the assets of the Partnership, and each shall retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 6.7 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

6.8           Supplements to Schedules.  On one or more occasions prior to the Closing Date, Seller may update, supplement or amend the Seller Disclosure Schedule with additional information to reflect events, facts, circumstances or occurrences arising (and, in the case of representation or warranties qualified by Seller’s Knowledge, Seller’s Knowledge obtained) after the date of this Agreement.  Any such update, supplement or amendment shall be given effect and taken into account for purposes of this Agreement (including Article IX); provided, however, that any such update, supplement or amendment shall be disregarded and not taken into account for purposes of determining whether the conditions set forth in Section 7.2(b) or Section 7.2(d) have been satisfied.

6.9           No Implied Representations.  Buyer hereby acknowledges and agrees that none of Seller, the Partnership, their Affiliates or any other Person has made or is making any representation or warranty whatsoever, express or implied, at law or in equity, except those representations and warranties of Seller explicitly set forth in Article IV of this Agreement.  Without limiting the generality of the foregoing, except as explicitly set forth in Article IV of this Agreement, none of Seller, the Partnership, their Affiliates or any other Person has made or is making any representation, express or implied, with respect to Seller, the Partnership, their respective businesses or any of their assets, liabilities or operations, their past, current or future financial condition, profitability or performance, the value of any of their assets or any assets of the Business, the merchantability, suitability or fitness for a particular purpose or quality with respect to any of their assets or any assets of the Business or the condition or workmanship thereof or the absence of any defects therein (whether latent or patent), and any such other representations or warranties are hereby expressly disclaimed.

6.10         Financial Statements.  During the period from the date hereof to the Closing, upon the reasonable request of Buyer from time to time, Seller shall as promptly as reasonably practicable provide Buyer with a copy of any financial statements and operating or management reports prepared by the Partnership in the ordinary course of business consistent with past practice that are in Seller’s possession and control.

ARTICLE VII

CLOSING CONDITIONS

7.1           Conditions to Each Party’s Obligations to Effect the Transactions Contemplated Hereby.  The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver (other than the conditions set forth in subsections (a) and (b) of this Section 7.1) at or prior to the Closing Date of the following conditions:

(a)           No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the transactions contemplated hereby.

7.2           Conditions to Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions (any or all of which may be waived by Buyer in whole or in part in its sole discretion):

(a)           Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by Seller on or prior to the Closing Date;

(b)           The representations and warranties of Seller set forth in Article IV of this Agreement (disregarding any Material Adverse Effect or materiality qualifiers therein) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct only as of such earlier date), except for such failures to be true and correct which would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)           Buyer shall have received a certificate from the authorized officer of Seller, dated the Closing Date, to the effect that to the best of such officer’s knowledge, the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(d)           Since the date of this Agreement, there has not been any event, change, occurrence or circumstances that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(e)           Seller shall have made all deliveries required under Section 3.2.

7.3           Conditions to Obligations of Seller.  The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions (any or all of which may be waived by Seller in whole or in part in its sole discretion):

(a)           Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed and complied with by Buyer on or prior to the Closing Date;

(b)           The representations and warranties of Buyer set forth in Article V of this Agreement (disregarding any materiality qualifiers therein) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct only as of such earlier date), except for such failures to be true and correct which would not or be reasonably expected to, individually or in the aggregate, materially impair Buyer’s ability to perform its obligations under this Agreement  or consummate the transactions contemplated hereby or thereby;

(c)           Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied; and

(d)           Buyer shall have made all deliveries required under Section 3.3.

ARTICLE VIII

TERMINATION

8.1           Termination.  (a)  This Agreement may be terminated at any time prior to the Closing Date, by mutual written consent of Buyer and Seller.

(b)           This Agreement may be terminated by Seller or Buyer if the transactions contemplated hereby shall not have been consummated on or before six (6) months from the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if its failure to fulfill any obligation under this Agreement has been the direct cause of, or directly resulted in, the failure of the Closing Date to occur on or before such date.

(c)           This Agreement may be terminated by either Seller or Buyer if (i) any Governmental Authority, the consent of which is a condition to the obligations of Seller and Buyer to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable.

(d)           This Agreement may be terminated by Buyer, if there has been a material violation or breach by Seller of any agreement, representation or warranty contained in this Agreement which has not been cured within thirty (30) days or which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer.

(e)           This Agreement may be terminated by Seller, if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement which has not been cured within thirty (30) days (except with respect to the obligations by Buyer to pay the Closing Consideration pursuant to Section 2.2 after all conditions to Buyer’s obligations hereunder have been satisfied or waived, whereby Seller may immediately terminate this Agreement) or which has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been waived by Seller.

8.2           Procedure and Effect of Termination.  In the event of termination of this Agreement by Buyer or Seller pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:

(a)           such termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers, members, general partners, or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers, members, general partners, or Affiliates, as the case may be, pursuant to this Agreement, except in each case as specifically provided in this Section 8.2 and in Sections 6.2(b) and 6.3 and except in each case such termination shall not relieve (i) any party of any liability for any willful and material breach of this Agreement or (ii) Buyer of any liability for any breach of Section 5.4; and

(b)           all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

ARTICLE IX

INDEMNIFICATION

9.1           Survival.

(a)           The representations and warranties of the parties contained in Articles IV and V shall, subject to Section 9.1(c), survive the Closing until the date that is six (6) months after the Closing Date; provided, however, that any claim arising from a breach of Seller’s representations or warranties set forth in Sections 4.2 (Authority), 4.4 (Capitalization) or 4.18 (Taxes) or Buyer’s representations or warranties set forth in Section 5.2 (Authority) shall survive until the date that is ninety (90) days following the expiration of the applicable statute of limitations (including extensions thereof).

(b)           All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing, shall survive the Closing in accordance with their terms.  All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

(c)           The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 9.1 shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement.  In the event notice of any claim for indemnification under this Article IX shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive until such claim is finally resolved.

9.2           Indemnification Obligations of Seller.

(a)           From and after the Closing, subject to the terms of this Article IX, Seller shall indemnify and hold harmless Buyer and its Affiliates (other than the Partnership) and their respective directors, officers, employees, stockholders, partners, members, agents, attorneys, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any losses, damages, liabilities, costs and expenses  (including reasonable costs of investigation and reasonable attorneys’ fees), interest, penalties, judgments, settlements, claims, obligations, deficiencies, demands, damages, fines, claims, suits, actions, causes of action, assessments, awards, whether or not involving a third party claim (collectively, “Losses”) incurred by any Buyer Indemnified Party by reason of (i) any breach of any of the representations or warranties (in each case, when made) of Seller in Article IV and (ii) any breach of any of the covenants or agreements of Seller in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date.

(b)           Except with respect to Losses incurred by any Buyer Indemnified Party as a result of a breach of Seller’s representations or warranties set forth in Section 4.19 (Taxes), the obligation of Seller to indemnify any Buyer Indemnified Party for Losses is subject to the following limitations: (i) no Buyer Indemnified Party shall be entitled to make a claim against Seller for indemnification under Section 9.2(a)(i) (“Buyer Claim”) unless and until the aggregate amount of Losses incurred by such Buyer Indemnified Party with respect to an event or occurrence and all other events or occurrences arising from the same circumstances exceeds $15,000 (a “Base Claim”); (ii) Seller shall not be required to provide indemnification to such Buyer Indemnified Party pursuant to Section 9.2(a)(i) unless the aggregate amount of Losses incurred by all the Buyer Indemnified Parties in respect of Buyer Claims constituting Base Claims exceeds 2.5% of the Closing Consideration (the “Basket”), and then the Buyer Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket; and (iii) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) exceed 10% of the Closing Consideration (the “Ceiling”).

9.3           Indemnification Obligations of Buyer.

(a)           From and after the Closing, subject to the terms of this Article IX, Buyer shall indemnify and hold harmless Seller and its Affiliates (other than the Partnership) and their respective directors, officers, employees, stockholders, partners, members, agents, attorneys, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against Losses incurred by any Seller Indemnified Party by reason of (i) any breach of any of the representations or warranties (in each case, when made) of Buyer in Article V and (ii) any breach in any material respect of any of the covenants or agreements of Buyer in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date.

(b)           The obligation of Buyer to indemnify any Seller Indemnified Party for Losses is subject to the following limitations:  (i) no Seller Indemnified Parties shall be entitled to make a claim against Buyer for indemnification under Section 9.3(a)(i) (“Seller Claim”) unless and until the aggregate amount of Losses incurred by the Seller Indemnified Parties with respect to an event or occurrence and all other events or occurrences caused by the same circumstances constitutes a Base Claim; (ii) Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 9.3(a)(i) unless the aggregate amount of Losses incurred by all the Seller Indemnified Parties in respect of Seller Claims constituting Base Claims exceeds the

Basket, and then the Seller Indemnified Parties shall be entitled to indemnification for only the amount in excess of the Basket; and (iii) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to Section 9.3(a)(i) of this Agreement exceed the Ceiling.

9.4           Indemnification Procedures and Limitations.

(a)           In the event that any action, suit, claim or proceeding is commenced by a third party involving a claim for which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be liable to a party entitled to indemnification (an “Indemnified Party”) hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim indicating the nature of such claim and the basis therefore (the “Claim Notice”); provided, however, that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is adversely prejudiced by such delay.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.  Subject to the provisions related to the settlement of Third-Party Claims set forth in Section 9.4(b), the Indemnifying Party will have the right to defend against, negotiate, settle or otherwise deal with any Third-Party Claim and to select counsel of its choice.  If the Indemnifying Party does not, within 30 days from its receipt of the Claim Notice (the “Notice Period”), elect to undertake to defend against, negotiate, settle or otherwise deal with any Third Party Claim, the Indemnified Party may, subject to the provisions related to the settlement of Third-Party Claims set forth in Section 9.4(b), defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the Indemnifying Party undertakes to defend against such Third Party Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal fees or expenses incurred by the Indemnified Party in connection with such Third Party Claim and (ii) the Indemnified Party may participate and retain counsel, at its own cost and expense, in the defense of such Third Party Claim (it being understood and agreed that the Indemnifying Party shall control such defense); provided, however, the Indemnified Party will be entitled to participate in any such defense with separate counsel the reasonable fees and expenses of which the Indemnifying Party shall bear if, but only if, (A) so requested by the Indemnifying Party to participate or (B) a conflict of interest exists between the Indemnified Party and the Indemnifying Party that would make it inappropriate in the reasonable judgment of such Indemnified Party (upon and in conformity with the advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party; provided, further, that the Indemnifying Party will not be required to pay the reasonable fees and expenses of more than one (1) such counsel for all Indemnified Parties in connection with any Third-Party Claim.

(b)           If the Indemnifying Party undertakes to defend against such Third Party Claim, the other party shall (and shall cause the applicable Indemnified Parties to) (i) fully cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement of such Third Party Claim, including providing all information and documents available to the Indemnified Party which relate to such Third Party Claim and (ii) consent and agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that (A) does not require any payment or admission of liability by any Indemnified Party, (B) releases the Indemnified Party in connection with such Third-Party Claim and (C) does not otherwise have a material and adverse effect on the Business as determined by the Indemnified Party in its reasonable discretion.  If the Indemnifying Party elects not to undertake within the Notice Period to defend against a Third-Party Claim, then the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld or delayed).

(c)           In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be computed net of (i) payments recovered by the Indemnified Party under any insurance policy with respect to such Losses (it being understood and agreed by the parties that Seller (in the case of Seller Indemnified Parties) and Buyer (in the case of Buyer Indemnified Parties) shall use their commercially reasonable efforts to effect any such recovery), (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit receivable by the Indemnified Party with respect to such Losses.

(d)           Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article IX to the extent any Losses were attributable to such Indemnified Party’s own gross negligence or willful misconduct.

(e)           To the extent that Seller makes any payment pursuant to this Article IX in respect of Losses for which Buyer or any of its Affiliates have a right to recover against a third party (including an insurance company), Seller shall be subrogated to the right of Buyer or any of its Affiliates to seek and obtain recovery from such third party; provided, however, that if Seller shall be prohibited from such subrogation, Buyer shall use its commercially reasonable efforts to seek recovery from such third party on Seller’s behalf and shall pay any such recovery to Seller.

(f)            Notwithstanding any other provision of this Agreement, in no event shall Seller or Buyer be liable for (i) punitive damages or any special, incidental, indirect or consequential damages of any kind or nature, regardless of the form of action through which such damages are sought or (ii) lost profits or diminution in value resulting from a breach or an alleged breach of any representation, warranty, covenant or other agreement set forth in this Agreement or otherwise in connection with the transactions contemplated hereby, even if under applicable Law, such lost profits or diminution in value would not be considered consequential or special damages.

(g)           Except as otherwise provided by applicable law, Buyer and Seller agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price paid to Seller for all income Tax purposes.

(h)           The remedies provided in this Article IX shall be the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to this Agreement and the transactions contemplated hereby.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1         Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

10.2         Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)           If to Seller, to:

TCPL Tuscarora Ltd.
450 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1
Attention:  General Counsel, TransCanada Corporation
Telecopy:  (403) 920-2410

(b)           if to Buyer, to:

TC PipeLines GP, Inc.
450 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1
Attention:  Secretary
Telecopy:  (403) 920-2460

10.4         Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party (which may be withheld in its sole discretion); provided, that, without the consent of Seller, but with prior notice to Seller, Buyer may assign all or any portion of its rights and obligations under this Agreement to one or more Affiliates of Buyer (provided, however, that (a) each such assignee shall execute a supplementary agreement pursuant to which it agrees to be bound by the terms and conditions of this Agreement and (b) no assignment of rights or obligations pursuant to this Section 10.4 shall relieve the assigning party of its obligations hereunder).

10.5         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies.

10.6         Facsimiles; Counterparts.  This Agreement may be executed by facsimile signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

10.7         Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of or to this Agreement unless otherwise indicated.  References in this Agreement to “dollars” or “$” are to U.S. dollars.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

10.8         Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

10.9         Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.10       Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any party or any of their Affiliates.  No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against either party hereto.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

TCPL TUSCARORA LTD.

By:	/s/ Ronald L. Cook

Name:	Ronald L. Cook

Title:	Vice-President, Taxation

By:	/s/ Donald J. DeGrandis

Name:	Donald J. DeGrandis

Title:	Assistant Secretary

TC PIPELINES TUSCARORA LLC

By:	/s/ Mark A.P. Zimmerman

Name:	Mark A.P. Zimmerman

Title:	President

By:	/s/ Donald J. DeGrandis

Name:	Donald J. DeGrandis

Title:	Assistant Secretary

ARTICLE VII CLOSING CONDITIONS		24
7.1	Conditions to Each Party’s Obligations to Effect the Transactions Contemplated Hereby	24
7.2	Conditions to Obligations of Buyer	24
7.3	Conditions to Obligations of Seller	25
ARTICLE VIII TERMINATION		26
8.1	Termination	26
8.2	Procedure and Effect of Termination	26
ARTICLE IX INDEMNIFICATION		27
9.1	Survival	27
9.2	Indemnification Obligations of Seller	27
9.3	Indemnification Obligations of Buyer	28
9.4	Indemnification Procedures and Limitations	29
ARTICLE X MISCELLANEOUS PROVISIONS		31
10.1	Amendment and Modification	31
10.2	Waiver of Compliance; Consents	31
10.3	Notices	31
10.4	Assignment	31
10.5	Governing Law	32
10.6	Facsimiles; Counterparts	32
10.7	Interpretation	32
10.8	Entire Agreement	32
10.9	Severability	32
10.10	Third Party Beneficiaries	33